Exhibit 99.2
Two Rivers Water Company
Audit Committee Charter

Purpose:  The primary functions of the Audit Committee are to:

1.
Oversee management’s establishment and maintenance of processes to provide for the reliability and integrity of the accounting policies, financial statements, and financial reporting and disclosure practices of the Company.

2.
Oversee management’s establishment and maintenance of processes to provide for an adequate system of internal control over financial reporting at the Company and management’s policies and guidelines for the assessment and management of risk, and oversee the Company’s compliance with laws and regulations relating to financial reporting and internal control over financial reporting.

3.	Oversee management’s establishment and maintenance of processes to provide for compliance with the Company’s financial policies.
4.
Retain the independent registered public accounting firm, subject to shareholders’ vote, and oversee their independence and oversee the qualifications and performance of both the independent registered public accounting firm and internal auditors.

5.	If necessary, prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Responsibilities and Duties:  Among its responsibilities and duties, the Audit Committee shall:

Process and AdministrationProcess and Administration

1.
Hold at least two meetings per year and such additional meetings as may be called by the Chairperson of the Audit Committee, by a majority of the members of the Audit Committee, or at the request of the independent registered public accounting firm or the Chief Financial Officer. A quorum shall consist of a majority of members.

2.	Create an agenda for the ensuing year.
3.	Report through its Chairperson to the Board of Directors following the meetings of the Audit Committee.
4.	Maintain minutes or other records of meetings and activities of the Audit Committee.
5.	Review the responsibilities outlined in this charter annually and report and make recommendations to the Board of Directors on any revisions to this charter.
6.	Conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities.
7.
Provide a mechanism for the independent registered public accounting firm to communicate directly with the Audit Committee without management present and periodically meet separately with the independent registered public accounting firm and management.

8.	Delegate authority to one or more members where appropriate.
9.	Establish a process for, and conduct, an annual performance evaluation of the Audit Committee.

Monitoring and Oversight ActivitiesMonitoring and Oversight Activities

1.
Review with management and the independent registered public accounting firm significant risks and exposures, and review and assess the steps management has taken to identify and manage such risks and exposures.

2.	Review and discuss earnings releases, as well as corporate policies with respect to the types of information to be disclosed and types of presentations to be made to analysts and rating agencies.
3.
Review and discuss with management and the independent registered public accounting firm the Company’s unaudited quarterly and audited annual financial statements, including (a) matters required to be discussed by the independent registered public accounting firm by Statement on Auditing Standards No. 61 (as amended and as adopted by the Public Company Accounting Oversight Board), and the independent registered public accounting firm’s opinion rendered with respect to annual financial statements, and (b) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The discussion should include, where appropriate, a discussion about the Company’s critical accounting estimates, accounting principles, financial statement presentation, the quality of earnings, significant financial reporting issues and judgments (including off-balance sheet structures and the use of pro forma or non-GAAP financial information), the adequacy of the Company’s internal controls, and any regulatory and accounting initiatives, correspondence with regulators, and published reports that raise material issues with respect to, or that could have a significant effect on, the Company’s financial statements. Based on this review and discussion, recommend, as appropriate, to the Board of Directors the inclusion of the audited financial statements in the Company’s Form 10-K and annual report.

4.
Review and discuss the adequacy and effectiveness of the Company’s disclosure controls and procedures and internal control over financial reporting including obtaining from management its assessments of the Company’s internal control over financial reporting; review the recommendations made by management and the independent registered public accounting firm and internal auditors regarding internal control over financial reporting and other matters relating to the accounting procedures and the books and records of the Company and review any material weaknesses or significant deficiencies in, or changes to, internal control over financial reporting or any fraud involving management reported to the Audit Committee by the independent registered public accounting firm or management and the resolution of any material weaknesses or significant deficiencies.

5.
Receive reports relating to, and provide the Audit Committee’s views with respect to, any information regarding accounting, internal accounting controls, or audit matters that the Corporate Governance Committee has become aware of as a result of monitoring the Company’s compliance with laws, regulations, and the Global Code of Conduct.

6.
Establish and oversee procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

7.
Review and approve expense accounts of the Chairman and the Chief Executive Officer (this activity is performed by the Audit Committee Chairperson) and review and discuss the policies and procedures regarding other executive officers’ expense accounts and use of corporate assets.

8.	Perform other functions as assigned by the Board of Directors.

Independent Registered Public Accounting Firm

1.
Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. In this regard, the Audit Committee has the sole authority to appoint, although it may seek ratification by the Company’s shareholders, review the performance of, and as necessary, replace the independent registered public accounting firm, which reports directly to the Audit Committee.

2.
Receive from the independent registered public accounting firm, at least annually, and assess and discuss with the independent registered public accounting firm a report delineating all relationships between the independent registered public accounting firm and the Company and any other relationships that may adversely affect the independence of the independent registered public accounting firm, including an assurance that each member of the engagement team is in compliance regarding length of service.

3.
Review and approve in advance, at the discretion of the Committee, all services planned or expected to be rendered by the Company’s independent registered public accounting firm in accordance with the Audit Committee’s “Engaging the Independent Registered Public Accounting Firm” policy, along with a description of the services and the estimated fees. (By approving the audit engagement, a service within the scope of such engagement shall be deemed to have been pre-approved.)

4.
Review any reports prepared by the independent registered public accounting firm and provided to the Audit Committee relating to significant financial reporting issues and judgments including, among other things, the Company’s selection, application, and disclosure of critical accounting policies and practices, alternative treatments, assumptions, estimates or methods that have been discussed with management, including the ramifications of such treatments and the treatment preferred by the independent registered public accounting firm, and any other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences.

5.
Obtain and review, at least annually, a report by the independent registered public accounting firm describing (a) the auditing firm’s internal quality-control procedures, and (b) any material issues raised by the most recent internal quality-control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities or inspection by the Public Company Accounting Oversight Board, within the preceding five years, and any actions taken to address any such issues.

6.
As appropriate confer with the independent registered public accounting firm regarding the scope and results of their integrated audit of the consolidated financial statements of the Company, and management’s assessment of the Company’s internal control over financial reporting; review and approve the independent registered public accounting firm’s audit scope and approach and their plans, if any; review and approve the Company’s internal audit charter, annual audit plans, staffing and budgets (including progress against those plans/staffing/budgets; direct the attention of the independent registered public accounting firm to specific matters or areas deemed by the Audit Committee or the auditors to be of special significance; review with the independent registered public accounting firm and resolve, where applicable, any audit problems or difficulties and management’s response, including any restrictions on the scope of the independent registered public accounting firm’s activities or on access to requested information, and disagreements between management and the independent registered public accounting firm regarding accounting and financial disclosure, as well as any other matters required to be brought to the Audit Committee’s attention by applicable auditing standards; and authorize the independent registered public accounting firm to perform such supplemental reviews or audits as the Audit Committee may deem desirable.

7.	Set clear hiring policies for employees and former employees of the independent registered public accounting firm.

Composition: The Audit Committee shall be appointed by the Board of Directors and be composed of at least three Directors, including a Chairperson, each of whom shall meet the NYSE definition of “independent” for directors and audit committee members, including the definition set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as determined by the Board of Directors, and any additional standards adopted by the Board. All Audit Committee members shall, in the judgment of the Board of Directors, be financially literate and at least one member shall be an audit committee financial expert, as defined by the U.S. Securities and Exchange Commission.  At least one member of the Audit Committee shall be qualified as an accounting expert.

Assignment and Removal of Committee Members: Audit Committee members shall serve until their resignation, retirement or removal by the Board or until a successor is appointed. An Audit Committee member may be removed by majority vote of the independent Directors of the full Board.

Members will be appointed to the Committee by the Board of Directors, upon the recommendation of the Corporate Governance Committee. Audit Committee assignments will be based on the Board member’s business and professional experience and qualifications. The need for continuity, subject matter expertise, tenure and the desires of the individual Board members will also be considered.

No member of the Audit Committee may serve simultaneously on the audit committees of more than two other public companies.

Outside Advisors: The Audit Committee shall have the authority, and shall have appropriate funding from the Company, to retain independent counsel, accountants and other advisors as the Audit Committee determines appropriate to assist it in the performance of its functions, as well as funding for ordinary administrative expenses incurred by the Audit Committee in carrying out its duties.

Role of Committee: Although the Audit Committee has the powers and responsibilities set forth in this charter, the role of the committee is generally oversight. The members of the Audit Committee are not full-time employees of the Company and generally are not accountants or auditors by profession. Consequently, the Audit Committee does not conduct audits, independently verify management’s representations, or determine that the Company’s financial statements and disclosures are complete and accurate, are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), or fairly present the financial condition, results of operations and cash flows of the Company in accordance with GAAP. These are the responsibilities of management. The independent registered public accounting firm is responsible for expressing an opinion on the Company’s financial statements and internal control over financial reporting based upon their audit. The Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with GAAP or that the audit of the Company’s financial statements has been carried out in accordance with auditing standards adopted by the Public Company Accounting Oversight Board.